EXHIBIT 10.3

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

JPMORGAN CHASE BANK, N.A., as Buyer

and

HOMEBANC CORP., as a Seller

and

HOMEBANC MORTGAGE CORPORATION, as a Seller

Dated as of January 23, 2007

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans
SCHEDULE 2	Authorized Representatives
EXHIBIT I	Form of Confirmation Letter
EXHIBIT II	Form of Opinion Letter
EXHIBIT III	UCC Filing Jurisdictions
EXHIBIT IV	RESERVED
EXHIBIT V	Mortgage Loan Schedule Fields
EXHIBIT VI	Mortgage File Documents
EXHIBIT VII	Underwriting Guidelines
EXHIBIT VIII	Sellers’ Officer’s Certificate
EXHIBIT IX	RESERVED
EXHIBIT X	Form of Purchased Mortgage Loan Payment Report
EXHIBIT XI	Sellers’ Tax Identification Number
EXHIBIT XII	Indebtedness
EXHIBIT XIII	Subordination Provisions

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of January 23, 2007, between HOMEBANC CORP., a Georgia corporation (“HB Corp.” and a “Seller”), HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“HMC” and a “Seller” and together with HB Corp. the “Sellers”) and JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States (the “Buyer”).

SECTION 1.	APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the Sellers agree to transfer to Buyer Mortgage Loans (net of Servicing Rights, which will be retained by Sellers) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Sellers such Mortgage Loans on a Repurchase Date, against the transfer of funds by the Sellers. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with Sellers but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Sellers. Sellers hereby acknowledge that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2.	DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Sellers to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Adjustable Rate Mortgage Loan” shall mean any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

“Adjusted Tangible Net Worth” shall mean, on any day, with respect to either HB Corp. or HMC:

(a)          the excess of the total assets over the Total Adjusted Liabilities of such Seller on any date of determination, including assets and liabilities of its wholly-owned subsidiaries, each being determined in accordance with GAAP, less

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(b)          the value included in the financial statements for capitalized mortgage loan servicing rights, less

(c)          aggregate investments in nonconsolidated Subsidiaries and Affiliates included in the Financial Statements, other than any common equity interests issued by a Capital Trust Entity and held by a Seller, less

(d)          net total advances to nonconsolidated Subsidiaries and Affiliates outstanding, less

(e)          goodwill and all other assets not supported by or representative of a tangible asset, which tangible asset would be deemed by HUD to be acceptable for the purpose of calculating adjusted net worth in accordance with HUD requirements in effect as of such day, less

(f)	all accumulated other comprehensive income, plus

(g)          the value of the lesser of (i) sixty-seven and one half percent (67.5) of the appraised value of such capitalized mortgage loan servicing rights or (ii) one percent (1%) of the aggregate principal balances of the portfolio of Serviced Mortgage Loans in respect of such capitalized mortgage loan servicing rights in financial statements for capitalized mortgage loan servicing rights, plus

(h)          the amount of (negative) accumulated other comprehensive income associated with hedges that have a maturity of one (1) year or less unless the other comprehensive income exceeds (negative), for HB Corp., Ten Million Dollars ($10,000,000), or for HMC, Five Million Dollars ($5,000,000).

“Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Alt-A Mortgage Loan” shall mean a first lien Mortgage Loan originated in accordance with the Underwriting Guidelines for “Generic Alt-A” mortgage loans with a minimum FICO score of 620.

“ALTA” shall mean the American Land Title Association or any successor in interest thereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(x) hereof.

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“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall have the meaning specified in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning specified in Section 21 hereof.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as bank.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York.

“Buyer” shall mean JPMorgan Chase Bank, N.A., its participants, successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Trust Entity” shall mean any unconsolidated subsidiary of the Sellers created solely for the purpose of the issuance of trust securities and whose common equity interests are solely held by HB Corp. or HMC, as applicable, including without limitation HMB Capital Trust I, HMB Capital Trust IV and HMB Capital Trust V.

“Cash-out Refinanced Loan” shall mean a refinanced Mortgage Loan the proceeds of which were in excess of the principal balance of any existing first mortgage on the related Mortgaged Property and related closing costs, and were used to pay any such existing first mortgage, related closing costs and subordinate mortgages not representing a portion of the original purchase price on the related Mortgaged Property or were used to provide cash back to the Mortgagor on the related Mortgaged Property.

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“Certified Copies” shall have the meaning assigned to such term in the Custodial Agreement.

“Change in Control” shall mean:

(a)	With respect to HB Corp.:

(A)         the sale, transfer, or other disposition of all or substantially all of HB Corp.’s assets (excluding any such action taken in connection with any securitization transaction);

(B)         any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) voting stock of HB Corp. (or other securities convertible into such voting stock) representing more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the combined voting power of all voting stock of HB Corp. or (ii) more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the outstanding shares of any class or series of capital stock of HB Corp.; or

(C)         any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of HB Corp. that such nominees, when added to any existing directors remaining on the board of directors of HB Corp. after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of HB Corp.; and

(b)	With respect to HMC:

(A)         a sale of substantially all of HMC’s assets to a Person or related group of Persons other than HB Corp.; or

(B)         the occurrence of any event after which HB Corp. no longer holds (whether directly or through one or more intermediaries) one hundred percent (100%) of the capital stock of HMC and voting control in any election of HMC’s directors.

“Combined Loan to Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of (a) the principal balance of such Mortgage Loan, and (b) the principal balance of the related first lien mortgage loan, each as of the applicable date of determination, divided by (a) in the case of a purchase, the lesser of the sale price of the Mortgaged Property and its Appraised Value at the time of sale or (b) in the case of a refinancing or modification, the Appraised Value of the Mortgaged Property at the time of the refinancing or modification.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

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“Collection Account” shall mean (i) the HomeBanc Mortgage JP Agg Collection Account held in trust for JPMorgan, Chase Bank, N.A. as Buyer, Account Number-730142627, and (ii) the HomeBanc Corporation JP Agg Collection Account held in trust for JPMorgan, Chase Bank, N.A. as Buyer., Account Number-730142635, each established by the Bank, into which all Income shall be deposited.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Costs” shall have the meaning specified in Section 15 hereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean JPMorgan Chase Bank, N.A., or any successor thereto under the Custodial Agreement.

“Custodian’s Certification” shall have the meaning assigned to such term in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 30 days from the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which

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such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a)          that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)          that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)          a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof; or

(d)          the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)	that such Person or any Affiliate shall become insolvent; or

(f)           if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to the Sellers, mean (i) with respect to any Plan, a Reportable Event, or (ii) the withdrawal of any Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section

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4001(a)(2) of ERISA, or (iii) the failure by any Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Expenses” shall mean all present and future expenses reasonably incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, f/k/a Federal National Mortgage Association, or any successor thereto.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

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“FICO” shall mean Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to any Seller’s regulators.

“Financial Statements” shall mean the consolidated financial statements of the Sellers prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Ernst & Young LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, f/k/a Federal Home Loan Mortgage Association, or any successor thereto.

“Full Documentation Mortgage Loan” shall mean a Mortgage Loan acquired and owned by a Seller that has been closed, funded and qualifies without exception as Eligible Mortgage Loan and satisfies all of the requirements under the Underwriting Guidelines for a “full documentation” Mortgage Loan.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean any nation or government or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index on each Interest Rate Adjustment Date in order to determine the related Mortgage Interest Rate for such Mortgage Loan.

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“Ground Lease” shall mean the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan or any Repurchase Asset at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon net of any servicing fees due under the applicable Servicing Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Indebtedness of general partnerships of which such Person is a general partner; and (i) Capital Lease Obligations of such Person.

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“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Index” shall mean, with respect to each adjustable rate Mortgage Loan, the index as provided in the related Mortgage Note.

“Interest Only Adjustment Date” shall mean, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” shall mean a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or take-out commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller, the Originator and an Affiliate of the Buyer, and acceptable to the Buyer.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Rate” shall mean, with respect to each day or portion thereof, the rate of interest (calculated on a per annum basis) equal to the one-month British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a” on Bloomberg) on such date, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 a.m. (New York time) on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” shall have the meaning specified in Section 4.

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“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller, (b) the ability of any Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents or (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents.

“Maximum Purchase Price” shall have the meaning specified in the Pricing Side Letter.

“MBS” shall mean collateralized mortgage obligations and other mortgage-backed securities.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” shall mean, with respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” shall mean any first lien or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which

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Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Sellers and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan whereby the Mortgagor does not occupy the related Mortgaged Property as its primary residence and has an LTV of no greater than 90%.

“Non-Recourse Debt” shall mean Indebtedness under (a) a credit or repurchase facility payable solely from the assets sold or pledged to secure such facility and (b) an MBS payable solely from the assets evidenced by or pledged to secure such MBS, under which facility or MBS no purchaser or creditor has recourse to either Seller or any of their Subsidiaries if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and neither Seller nor any of their Subsidiaries effectively has any obligation to directly or indirectly pay any such deficiency.

“Obligations” shall mean (a) any amounts due and payable by a Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by any Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“OFAC” shall have the meaning set forth in Section 11(y) hereof.

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“Option ARM” shall mean an adjustable rate first lien mortgage with flexible payment options which combine several of the features described below in clauses (a)(i) through (a)(iv) and permit the borrower to elect whether to make a monthly payment sufficient to pay accrued interest and amortize the principal balance, make an interest-only payment or make a minimum payment that may be insufficient to pay accrued interest (with the unpaid interest added to the principal balance of the loan) and which

(a)          is underwritten in accordance with the Underwriting Guidelines and may include the following:

(i)           mortgage loans whose interest rate adjusts on the basis of a variable index plus a margin, with the initial adjustment occurring after a specified period of time from origination of the related mortgage loan and adjustments occurring periodically at specified intervals thereafter; these loans may or may not have a low introductory interest rate;

(ii)          mortgage loans whose interest rate is fixed for the initial period specified in the related mortgage note, and thereafter adjusts periodically based on the related index plus a margin;

(iii)        mortgage loans which provide for payment of interest at the related mortgage interest rate, but no payment of principal, for the period specified in the related mortgage note; thereafter, the monthly payment is increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the applicable mortgage interest rate; and

(iv)         mortgage loans which may have a low introductory interest rate, and thereafter have a mortgage interest rate which adjusts periodically based on the related index plus a margin; however, the borrower is only required to make a minimum monthly payment which may not be sufficient to pay the monthly interest accrued, resulting in an increase to the principal balance of the mortgage loan by the amount of unpaid interest;

(b)	has a FICO score of at least 660;
(c)	has an LTV of no greater than 95%; and
(d)	is or will become subject to a Takeout Commitment.

“Originator” shall mean HomeBanc Mortgage Corporation.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Date” shall mean the first day of each month, or if such date is not a Business Day, the Business Day immediately preceding the first day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

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“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall have the meaning specified in the Pricing Side Letter.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Side Letter” shall mean that certain letter agreement among the Buyer and the Sellers, dated as of January 23, 2007 as amended from time to time.

“Pricing Spread” shall have the meaning specified in the Pricing Side Letter.

“Principal Paydown Payments” shall mean payments of principal, including full and partial prepayments, related to the Purchased Mortgage Loans, remitted by the Sellers on the Principal Payment Date.

“Principal Payment Date” shall mean the tenth (10th) day of each month.

“Prohibited Person” shall have the meaning set forth in Section 11(y) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Sellers to the Buyer or its designee.

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“Purchase Price” shall mean the aggregate Asset Value of the Purchased Mortgage Loans on the Purchase Date, and thereafter, except where Buyer and the Sellers agree otherwise, such Purchase Price decreased by the amount without duplication, of any cash, Income and Periodic Advance Repurchase Payments and Principal Paydown Payments actually received by Buyer pursuant to Section 5 or applied to reduce any Seller’s obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall have the meaning specified in the Pricing Side Letter.

“Purchased Mortgage Loan Payment Report” shall mean a report in an electronic format, delivered on each Principal Payment Date in the form of Exhibit X.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on Friday of each week, or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Sellers to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Custodian’s Certification.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Subordinated Debt” shall mean Indebtedness (including all junior subordinated debentures and guaranties related to the issuance of trust preferred securities by any Capital Trust Entity) of any Seller to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on any Seller, as applicable, under this Repurchase Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective indenture or other agreement containing subordination language substantially in the form of Exhibit XIII (except that Qualified Subordinated Debt listed on Exhibit XII will not contain provision 15.7 of Exhibit XIII) and (iii) the principal of which is not due and payable until six (6) months or more after the Termination Date. For purposes of this definition and the agreements that constitute Qualified Subordinated Debt, this Repurchase Agreement shall be deemed debt for borrowed money notwithstanding its documentation as a repurchase agreement as further described in Section 30 hereof.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Register” shall have the meaning specified in Section 21 hereof.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or

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any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which any Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14.

“Repurchase Documents” shall mean this Repurchase Agreement, the Custodial Agreement and the Pricing Side Letter.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the applicable Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Second Lien Mortgage Loan” shall mean a prime credit, closed-end, second lien Mortgage Loan with a minimum FICO score of 640.

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“Sellers” shall mean HomeBanc Corp., a Georgia corporation, and HomeBanc Mortgage Corporation, a Delaware corporation, and/or any successor in interest thereto.

“Serviced Mortgage Loans” shall mean all Mortgage Loans serviced or required to be serviced by a Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.

“Servicer” shall mean HomeBanc Corp., or HomeBanc Mortgage Corporation or any respective successor in interest thereto.

“Servicing Agreement” shall mean a servicing agreement between one or any of the Sellers and Servicer, as the same may be amended from time to time.

“Servicing Rights” shall mean all of the Sellers’ respective rights and interests hereunder, including the rights to (1) service the Mortgage Loans and (2) be compensated, directly or indirectly, for doing so (the “Retained Servicing”), together with:

(a)          all late charges, fees and other servicing compensation under, for or in respect of the Retained Servicing, whether or not yet accrued, earned, due or payable;

(b)          all of the Sellers’ respective rights to proceeds of any sale or other disposition of Retained Servicing and to any payment in respect of the transfer or termination of Retained Servicing;

(c)          all other present and future rights and interests of the respective Seller in, to and, under the Retained Servicing;

(d)          all insurance and claims for insurance effected or held for the benefit of the respective Seller in respect of Retained Servicing;

(e)          all of the Sellers’ respective files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Retained Servicing, and other information and data that is used or useful for managing and administering the Retained Servicing;

(f)           all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Retained Servicing, and on which no other material information and data that relates to property other than the Retained Servicing is stored;

(g)          all proceeds of the Retained Servicing, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Retained Servicing or relating thereto, and all accessions or additions to and all substitutions for any of the Retained Servicing;

(h)          all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Retained Servicing, whether now existing or hereafter arising, accruing or acquired; and

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(i)           all security for or claims against others in respect of the Retained Servicing.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” shall mean a commitment of a Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to such Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall have the meaning specified in the Pricing Side Letter.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Total Adjusted Liabilities” shall mean all liabilities of any Seller and their respective consolidated Subsidiaries including Non-Recourse Debt and all contingent liabilities and obligations (including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations); all as, in accordance with GAAP, are reflected on a Seller’s consolidated balance sheet, as applicable; but in all cases excluding Qualified Subordinated Debt.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Buyer to enter into a Transaction.

“Two-to-Four Family Mortgage Loan” shall mean a Mortgage Loan secured by a Mortgage on improved real property on which is located a 2-to-4 family residence.

“Underwriting Guidelines” shall mean the underwriting guidelines of the Originator, attached hereto as Exhibit VII.

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“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

SECTION 3.	INITIATION; TERMINATION

(a)          Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i)	The following Repurchase Documents delivered to the Buyer:

(A)         Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B)         Pricing Side Letter. The Pricing Side Letter, duly executed by the parties thereto;

(C)         Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto; and

(D)         Electronic Tracking Agreement. To the extent Sellers are selling Mortgage Loans which are registered on the MERS System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver.

(ii)     Opinion of Counsel. An opinion or opinions of outside counsel to the Sellers in form and substance acceptable to Buyer.

(iii)   Sellers Organizational Documents. A certificate of corporate existence of the Sellers delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Sellers and of all corporate or other authority for the Sellers with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Sellers from time to time in connection herewith.

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(iv)    Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v)     Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Sellers.

(vi)    PMI Master Policies. A true and correct copy of any PMI master insurance policies covering any of the Purchased Mortgage Loans certified by an officer of the Sellers.

(vii)  Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)          Conditions Precedent to all Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)      Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii)     No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii)   Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)    After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price;

(v)     After giving effect to the requested Transaction, there shall have been no more than three (3) Transactions per week;

(vi)    After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vii)	Such Transaction has a Purchase Price of at least $10,000,000;

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(viii)               on or prior to 10 a.m. (New York time) one (1) day prior to the related Purchase Date, the Sellers shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report;

(ix)    the Sellers shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan and the Custodian shall have issued a Custodian’s Certification with respect to each such Purchased Mortgage Loan to the Buyer;

(x)     the Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 26 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Sellers pursuant to any Transaction hereunder;

(xi)	none of the following shall have occurred and/or be continuing:

(A)         an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)         there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; or

(xii)  Each Transaction Request delivered by a Seller hereunder shall constitute a certification by the Sellers that all the conditions set forth in this Section 3(b) (other than clause (xi) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c)	Initiation; Confirmation.

(i)      A Seller shall deliver a Transaction Request to the Buyer on or prior to 10:00 a.m. (New York time) on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Purchased Mortgage Loan Report with respect to the Mortgage Loans to be sold in such requested Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Sellers promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, and (F) additional terms or conditions not inconsistent with this Repurchase Agreement. Sellers shall execute and return the Confirmation to Buyer via facsimile prior to 3:00 p.m. (New York time) on the related Purchase Date.

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(ii)     The Repurchase Date for each Transaction shall not be later than the date which is (A) in the case of Option ARMs, 60 days after the related Purchase Date; (B) in the case of Purchased Mortgage Loans other than Option ARMs, 120 days after the related Purchase Date and (C) in all cases, the Termination Date.

(iii)   Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Sellers no more than two (2) Business Days after the date the Confirmation was received by the Sellers or unless a corrected Confirmation is sent by Buyer. An objection sent by Sellers must state specifically that writing which is an objection, must specify the provision(s) being objected to by the Sellers, must set forth such provision(s) in the manner that the Sellers believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Sellers.

(iv)    Subject to the terms and conditions of this Repurchase Agreement, during such period the Sellers may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v)     In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vi)    No later than 12:00 noon, Central time, on the Business Day prior to the requested Purchase Date, the Sellers shall deliver to the Custodian the Mortgage File pertaining to each Eligible Mortgage Loan to be purchased by the Buyer.

(vii)  Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Sellers by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d)	Repurchase

(i)      The Sellers may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Sellers intends to make such a repurchase, the Sellers shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii)     On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Sellers or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Sellers pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. The Sellers are obligated to obtain the Mortgage Files from Buyer or its designee at the Sellers’ expense on the Repurchase Date.

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SECTION 4.	MARGIN AMOUNT MAINTENANCE

(a)          The Buyer shall determine the Asset Value of the Purchased Mortgage Loans on a weekly basis, or at such other intervals as determined by the Buyer in its sole discretion.

(b)          If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a “Margin Deficit”) and if such Margin Deficit is equal to or greater than $250,000, then Buyer may by notice to Sellers (as such notice is more particularly set forth below, a “Margin Call”), require Sellers to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Margin Call to the Sellers on or prior to 9:30 a.m. (New York time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York time) that day. In the event the Buyer delivers a Margin Call to any Seller after 9:30 a.m. (New York time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York time) on the subsequent Business Day.

(c)          Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)          Any cash transferred to the Buyer pursuant to Section 4(a) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5.	INCOME PAYMENTS

(a)          Notwithstanding that Buyer and the Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans (provided, however, the parties intend to treat the Transactions as Indebtedness for accounting and tax purposes), the Sellers shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Sellers to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if any Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b)          The Sellers shall hold for the benefit of, and in trust for, Buyer all income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Mortgage Loans. The Sellers shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with the Bank. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Sellers,

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any Affiliate of the Sellers except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date. Subject to the terms of the Account Agreement, the Sellers shall withdraw any funds on deposit in the Collection Account and apply such funds as follows:

(i)	On each Payment Date:

(A)         first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(B)         second, to the Buyer in payment of any accrued and unpaid Price Differential;

(C)         third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, subject to the provisions of Section 4 of this Repurchase Agreement, in the amount of any unpaid Margin Deficit; and

	(D)	fourth, to the Sellers in respect of any interest amounts.
(ii)	On each Principal Payment Date:
	(A)	first, to the Buyer the Principal Paydown Payments; and
	(B)	second, to the Sellers.

(c)          Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(d)          Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid and any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6.	REQUIREMENTS OF LAW

(a)          If the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)      shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

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(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)	shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b)          If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c)          If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

SECTION 7.	TAXES.

(a)          All payments made by the Sellers under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein (“Taxes”), excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on the Sellers by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (all such nonexcluded Taxes, “Non-Excluded Taxes”). If the Sellers shall be required to deduct or withhold any Taxes from or in respect of any amount payable hereunder, (i) the Sellers shall make such deductions or

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withholdings, (ii) the Sellers shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “additional amount” necessary so that the Buyer, shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.

(b)          In addition, the Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c)          The Sellers will indemnify the Buyer for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes paid by the Buyer, provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d)          As soon as practicable after the date of any payment of Taxes or Other Taxes by the Sellers to the relevant Governmental Authority, the Sellers will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(e)          Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

SECTION 8.	SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases and not loans (provided, however, that the parties intend to treat Transactions as Indebtedness for accounting and tax purposes), in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by the Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a security interest in the Purchased Mortgage Loans, the Records, the Repurchase Documents (to the extent such Repurchase Documents and the Sellers’ rights thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loans, any rights (but excluding the obligations) to participation interests in any Interest Rate Protection Agreement relating to any Purchased Mortgage Loan, any accounts relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Sellers in escrow accounts), payments, rights to payment (including payments of interest or finance

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charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility between a Seller or their Affiliates on the one hand and the Buyer and the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the “Repurchase Assets”). Notwithstanding the foregoing, Repurchase Assets shall not include any Servicing Rights, none of which shall be subject to any security interest hereunder.

Each Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets without the applicable Seller’s signature thereon as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9.	PAYMENT, TRANSFER AND CUSTODY

(a)          Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 144-089059, account name: Gestation, ABA No. 021-000-021, not later than 3:00 p.m. New York time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that it has no rights of withdrawal from the foregoing account.

(b)          On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the Sellers): Account No. 2080000697499, for the account of HomeBanc Mortgage Corporation, Wachovia Bank, National Association, ABA No. 061000227, Attn: Treasury Dept., not later than 5:00 p.m. New York time, simultaneously with the delivery to the Buyer of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by any Seller on a Purchase Date, the Sellers hereby sell, transfer, convey and assign to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Sellers in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c)          In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Sellers shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

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SECTION 10.	HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Sellers.

SECTION 11.	REPRESENTATIONS

Each Seller represents and warrants to the Buyer that as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a)          Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)          Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, the Sellers to the Buyer is complete, true and correct in all material respects, and the Sellers acknowledge that the Buyer has not verified the accuracy of such information or data.

(c)          Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of any Seller’s creditors. The transfer of the Mortgage Loans subject hereto is not undertaken with the intent to hinder, delay or defraud any of the Sellers’ creditors. The Sellers are not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Mortgage Loans pursuant hereto (i) will not cause any Seller to become insolvent, (ii) will not result in any property remaining with any Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond any Seller’s ability to pay as same mature. The Sellers have received reasonably equivalent value in exchange for the transfer and sale of the Purchased Mortgage Loans subject hereto.

(d)	Reserved.

(e)          Ability to Perform. No Seller believes, nor does it have any reason to cause it to believe, that it cannot perform in all material respects each and every covenant contained in the Repurchase Documents to which it is a party on their part to be performed.

(f)           Existence. HB Corp. is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia. HMC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Seller (i) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed

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to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not have a Material Adverse Effect; and (ii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Each Seller is duly registered as mortgage lenders and servicers, as applicable, in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Requirement of Law, except where the failure to register would not result in a Material Adverse Effect.

(g)          Financial Statements. Each Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet for the fiscal year ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for each Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young, LLP and (b) consolidated balance sheet for the quarterly fiscal periods of each Seller ended March 31, 2006, June 30, 2006 and September 30, 2006 and the related consolidated statements of income and retained earnings and of cash flows for each Seller and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of each Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of any Seller and their consolidated Subsidiaries taken as a whole from that which (without notice or the lapse of time) would or could result in any such material adverse change. The Sellers do not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements which were required to be disclosed in or reserved against in said balance sheet and related statement under GAAP.

(h)          No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by the Sellers, in compliance with the terms and provisions thereof, will conflict with or result in a breach of (i) the charter or by-laws of any Seller, or (ii) any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority in any material respect, or (iii) any other material agreement or instrument to which any Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject in any material respect, or (iv) constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of any Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

(i)           Action. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents, as applicable; the execution, delivery and performance by each Seller of each of the

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Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by each Seller, as applicable.

(j)           Approvals. No material authorizations, approvals or consents of, and no material filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Sellers of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

(k)          Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Sellers in connection herewith are legal, valid and binding obligations of the Sellers and are enforceable against the Sellers in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l)           Indebtedness. The Sellers do not have any Indebtedness, except as disclosed on Exhibit XII to this Repurchase Agreement or as otherwise permitted by Section 12(dd) hereof.

(m)         Material Adverse Effect. Since December 31, 2005, there has been no development or event nor, to any Seller’s knowledge, any prospective development or event, which has had or would reasonably be expected to have a Material Adverse Effect.

(n)          No Default. No Default or Event of Default has occurred and is continuing.

(o)          Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

(p)          Adverse Selection. The Sellers have not selected the Purchased Mortgage Loans in a manner so as to adversely affect the Buyer’s interests.

(q)          Title to Properties. The Sellers and each of their Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to (i) all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Financial Statements most recently furnished to the Buyer, except for such Properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements.

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(r)           Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to the best of any Seller’s knowledge threatened) or other legal or arbitrable proceedings affecting any Seller or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(s)           Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(t)           Investment Company. None of the Sellers are an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u)	Purchased Mortgage Loans.

(i)      The Sellers have not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii)     The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(v)          Chief Executive Office/Jurisdiction of Organization. On the Effective Date, HB Corp.’s chief executive office is, and has been for the previous two years, located at 2002 Summit Blvd, Suite 100, Atlanta, GA, 30319. HB Corp.’s jurisdiction of organization is Georgia. On the Effective Date, HMC’s chief executive office is, and has been for the previous two years, located at 2002 Summit Blvd, Suite 100, Atlanta, GA, 30319. HMC’s jurisdiction of organization is Delaware.

(w)         Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(x)          Hedging. The Sellers, to the extent they have entered into Interest Rate Protection Agreements, shall have done so in accordance with their hedging policies.

(y)          True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Seller to the Buyer

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in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Loans), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Sellers to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Loans) and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on estimates that in Sellers’ respective opinions are reasonable, on the date as of which such information is stated or certified.

(z)	ERISA.

(i)    No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Sellers to be incurred by the Sellers or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)   No Plan of the Sellers which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. No Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Sellers, each of their Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) No Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)   No Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Sellers or any of their Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(aa)        Agency Approvals. HMC is approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. HMC is in good standing, with no event having occurred nor the Sellers

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having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make a Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency. HMC has (or has access to) adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(bb)        No Reliance. The Sellers have made their own independent decision to enter into the Repurchase Documents to which it is a party and Sellers have made their own independent decision to enter into each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Sellers are not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(cc)        Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Sellers’ hands.

(dd)        Anti-Money Laundering Laws. The Sellers have complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Sellers have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ee)        No Prohibited Persons. No Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to each Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(ff)         USA Patriot Act. Each Seller acknowledges that pursuant to the requirements of the USA Patriot Act, the Buyer is required to obtain, verify and record information that identifies the Sellers, which information includes the name and address of

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Sellers and other information that will allow the Buyer to identify the Sellers in accordance with the USA Patriot Act.

(gg)        Real Estate Investment Trust. HB Corp. has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code or the requirements in any successor or replacement provision in the Code, if any. HB Corp. for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the requirements in any successor or replacement provision in the Code, if any.

SECTION 12.	COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and each day until this Repurchase Agreement is no longer in force, each Seller covenants as follows:

(a)          Preservation of Existence; Compliance with Law. Each Seller shall, in all material respects:

(i)    Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)   Comply with the requirements of all applicable laws, rules, regulations and orders in all material respects, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for each Seller to conduct its business in all material respects and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law;

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)   Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer and at the expense of the Sellers subject to Section 26 hereof.

(b)          Taxes. The Sellers and their Subsidiaries shall timely file all tax returns that are required to be filed by them or file extensions as permissible under law (with written notice of such extensions to the Buyer) and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently

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conducted and with respect to which adequate reserves in accordance with GAAP have been established by the applicable Seller.

(c)          Notice of Proceedings or Adverse Change. The Sellers shall give notice to the Buyer:

(i)    immediately after a responsible officer of any Seller has any knowledge of the occurrence of any Default (other than an Event of Default) which continues for two (2) Business Days or an Event of Default;

(ii)    immediately after a responsible officer of any Seller has any knowledge of any (a) default or event of default under any Indebtedness of any Seller in an aggregate amount in excess of $5,000,000 or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller in any federal or state court or before any Governmental Authority (i) which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, in each case, with respect to the Sellers or any Repurchase Asset, (ii) in which the amount involved exceeds $5,000,000 and is not covered by insurance or (iii) in which injunctive or similar relief is sought, or (c) any Material Adverse Effect with respect to any Seller;

(iii)	Reserved;

(iv) as soon as reasonably possible after a responsible officer of the Sellers have any knowledge of:

(A)         a material change in the insurance coverage of any Seller with a copy of evidence of same attached;

(B)         any material change in accounting policies or financial reporting practices of any Seller;

(C)         the termination or involuntary nonrenewal of any debt facilities of any Seller by the respective creditor which have a maximum principal amount (or equivalent) available of more than $25,000,000.

(D)         promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document or with respect to any Interest Rate Protection Agreement) on, or claim asserted against, any of the Repurchase Assets;

(E)         the filing, recording or assessment of any material federal, state or local tax lien for $5,000,000 or more against any Seller or any of its Subsidiaries or any assets of any of them;

(F)          the transfer or loss of any Servicing Agreement that relates to any Purchased Mortgage Loan, and the reason for such transfer or loss, if known to any Seller; provided that no such notice to the Buyer shall be required in respect

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of transfer of any Servicing Agreement resulting from any Seller’s sale of Mortgage Loans on a servicing-released basis and in the ordinary course of its business; and

(G)         any other event, circumstance or condition that has resulted, or would likely result, in a Material Adverse Effect.

(d)          Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer, as applicable:

(i)      As soon as available and in any event within one hundred and twenty  (120) days after the close of each fiscal year, (A) Financial Statements, including a consolidated and consolidating statement of income and changes in shareholders’ equity of the Sellers for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements; and (B) if otherwise prepared in the ordinary course of a Seller’s business, (1) a report and opinion of a firm of independent certified public accountants of recognized standing and acceptable to the Buyer, stating that such firm has examined selected documents and records relating to the servicing of Mortgage Loans in accordance with the Mortgage Bankers Association of America’s Uniform Single Audit Program for Mortgage Bankers, or any successor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified therein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report or (2) the report on assessment of compliance with servicing criteria and the related independent accountant's attestation, in each case, as required by Item 1122 of Regulation AB of the Securities Act of 1933, as amended from time to time, (any Seller that acts as Servicer will use reasonable efforts to obtain such a report and opinion or attestation, as the case may be, in respect of each subservicer for Seller and will furnish those obtained to the Buyer) and (C) any final management letters, management reports or other supplementary comments or reports delivered by such accountants to the Sellers. the termination or involuntary nonrenewal of any debt facilities of any Seller by the respective creditor which have a maximum principal amount (or equivalent) available of more than $25,000,000.

(ii)     As soon as available and in any event within sixty (60) days after the close of any of the Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for each fiscal quarter;

(iii)   As soon as available and in any event within forty-five (45) days after the end of each calendar month, the unaudited balance sheets of the Sellers as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Sellers for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv)    Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a

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certificate in the form of Exhibit I hereto and certified by an executive officer of such Seller;

(v)     Promptly, such other information related to such annual reports as the Buyer may from time to time reasonably request.

All required financial statements, information and reports delivered by any Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.

(e)	Other Reporting. Each Seller, as applicable, shall furnish to Buyer:

(i)    Upon request by the Buyer, a report of Purchased Mortgage Loans prepaid in full, on or before three (3) Business Days after prepayment of any one or more Purchased Mortgage Loans is reported to Sellers internally or by any Servicer (and the Sellers will require each such Servicer to promptly make such reports to the Sellers).

(ii)   If Sellers at any time engage in hedging activity, then upon the request of the Buyer, (A) a hedging coverage report showing, in reasonable detail and in form and substance reasonably acceptable to and approved by the Sellers and the Buyer, Sellers’ hedging coverage of all Purchased Mortgage Loans and (B) within ten (10) Business Days after receipt by Sellers of the Buyer’s request, copies of all Interest Rate Protection Agreements.

(iii) Quarterly, any copies of any changed pages to the Sellers’ Underwriting Guidelines to update the Sellers’ Underwriting Guidelines furnished to the Buyer before, on or about the date hereof.

(iv) Monthly, a report summarizing notices received by the Sellers requesting the repurchase of (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Sellers to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Sellers are contesting or intend to contest the request or demands).

(v)   Monthly, a written report from the Sellers to the Buyer reflecting principal payments and prepayments for each Purchased Mortgage Loan.

(vi) Monthly, a servicing report on all Mortgage Loans serviced by the Sellers and all Mortgage Loans subject to a securitization of transaction.

(vii)  Monthly, mortgage loan production report reflecting the Sellers’ monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline.

(viii)               Monthly, a report of the Sellers’ contingent liabilities and obligations, including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations.

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(ix) As soon as available and in any event within ten (10) days after filing, copies of (i) all press releases issued by the Sellers or any of their Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the SEC or any successor agency by or on behalf of the Sellers or any of their Subsidiaries (including single-purpose finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Repurchase Assets and which filings are made by or in respect of the Sellers or any of their Subsidiaries in each case, to the extent not available for public review on the SEC’s EDGAR database.

(x)   If requested by Buyer, a summary report of any Seller’s then outstanding Takeout Commitments to sell Mortgage Loans to Takeout Investors.

(xi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Sellers as the Buyer may reasonably request.

(f)	Reserved.

(g)          Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Buyer for all expenses incurred by the Buyer in connection with the Repurchase Documents (unless otherwise provided herein) on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer in connection with the Repurchase Documents and within thirty (30) days of the receipt of invoices therefor.

(h)          Further Assurances. The Sellers shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers are responsible to occur under any Repurchase Assets or any Repurchase Document and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents. The Sellers will keep the Buyer informed of the current name, address and contact information concerning the Sellers’ other mortgage warehouse credit and repurchase facilities and will cooperate and assist the Buyer in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Repurchase Assets between or among lenders or repurchase facilities counterparties.

(i)           True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of any Seller or any of its Affiliates thereof or any of their officers furnished to Buyer in connection with this Repurchase Agreement or other

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Repurchase Documents and the transactions contemplated hereby and during Buyer’s diligence of any Seller when taken as a whole, do not contain any untrue statement of material fact and do not omit to disclose any material fact necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(j)	ERISA Events.

(i)    Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of any Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $5,000,000 the Sellers shall give the Buyer a written notice specifying the nature thereof, what action any Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)   Promptly upon receipt thereof, the Sellers shall furnish to the Buyer copies of (i) all notices received by any Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by any Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by any Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by any Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k)          Financial Covenants. The Sellers shall maintain those certain financial covenants set forth in Section 12(k) of that certain Master Repurchase Agreement (the “Syndicated Agreement”), dated as of October 31, 2006, as amended from time to time, by and among the HB Corp, HMC, JPMorgan Chase Bank, N.A., as administrative agent and the various buyers thereto, unless otherwise waived in writing by the Buyer, provided, that such financial covenants shall survive hereunder in the event that the Syndicated Agreement is terminated.

(l)           Hedging. Sellers will pledge to the Buyer any investment securities acquired by the Sellers and held from time to time to hedge such investments in Purchased Mortgage Loans.

(m)         No Adverse Selection. No Seller shall select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect Buyer.

(n)	Reserved.

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(o)          Qualified Subordinated Debt. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result after giving effect thereto, no Seller shall pay in advance of its stated maturity any Qualified Subordinated Debt of the Sellers, pay in advance any scheduled installment thereon (for any term loans) or, make any payment of any kind or through any direct or indirect means or method on such Qualified Subordinated Debt unless the Buyer consents otherwise in writing.

(p)          Insurance. The Sellers shall and shall cause the Servicer to continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000. The Sellers shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers shall maintain liability insurance protecting the Sellers and fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Buyer upon the Buyer’s request made from time to time and without cost to the Buyer. The Sellers shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

(q)          Books and Records. Sellers shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(r)           Illegal Activities. No Seller shall engage in any illegal conduct or activity that could subject their respective assets to forfeiture or seizure.

(s)           Material Change in Business. No Seller shall make any material change in the nature of its businesses as carried on at the date hereof unless the Buyer consents otherwise in writing.

(t)           Limitation on Dividends and Distributions. If an Event of Default has occurred and is continuing, no Seller shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller, except that, following the occurrence and during the continuation of an Event of Default (other than those specified in Sections 13(a) or (i)), HB Corp. may make distributions in cash or other property but only to the extent reasonably necessary for HB Corp. to satisfy its REIT Distribution Requirement with respect to such taxable year.

(u)          Disposition of Assets; Liens. The Sellers shall not cause any of the Repurchase Assets to be sold, pledged, assigned or transferred except as contemplated hereby; nor shall the Sellers create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of the Buyer.

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(v)          Transactions with Affiliates. No Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement and (b) upon fair and reasonable terms no less favorable to Sellers, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(w)	ERISA Matters.

(i)      The Sellers shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Sellers or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $200,000.

(ii)   No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(x)          Consolidations, Mergers, Sales of Assets and Acquisitions. No Seller shall consolidate or merge with or into any other Person, sell, lease or otherwise transfer all or substantially all of its assets to any other Person or make any material acquisition of all or substantially all assets of another Person, unless:

(i)    in the case of a consolidation or merger, a Seller may merge or consolidate with another Person if such Person is a mortgage company and if any Seller is the corporation surviving such merger or otherwise has been approved by the Buyer in writing;

(ii)  in the case of an acquisition, it is of assets or securities to be used by a Seller in its core mortgage company business, or otherwise has been approved by the Buyer in writing; and

(iii) in the case of an acquisition or sale of a Seller’s assets, such acquisition or sale is in the ordinary course of a Seller’s business or otherwise has been approved by the Buyer in writing.

in any case, after giving effect to such a sale, consolidation, merger or acquisition, no Default or Event of Default would exist under this Repurchase Agreement or any of the other Repurchase Documents.

(y)          Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 11(w) or change its jurisdiction of organization from the jurisdiction referred to in Section 11(w) unless it shall have provided Buyer 30 days’ prior written notice of such change.

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(z)          Agency Approvals; Servicing. HMC shall maintain its status with Fannie Mae and Ginnie Mae as an approved lender, and Freddie Mac as an approved seller/servicer, the VA as an approved lender and with the FHA as an approved mortgagee, in each case in good standing (each such approval, an “Agency Approval”). Should HMC, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, HMC shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, HMC shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(aa)        Guarantees. Without prior written consent of the Buyer, no Seller shall (i) create, incur, assume or suffer to exist any Guarantees, except (A) with respect to Indebtedness permitted pursuant to Section 12(dd) hereunder or (B) with respect to recourse servicing rights in an amount not to exceed ten percent (10%) of the aggregate outstanding amount of Mortgage Loans serviced by the Sellers or a subservicer or (ii) either directly or indirectly, assume, guarantee, endorse, or otherwise become liable for the Indebtedness or other obligation of any Person or entity except (A) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (B) guaranties by the Sellers of Indebtedness of its Subsidiaries, or joint and several liabilities of the Sellers with one or more of its Affiliates pursuant to warehouse or aggregation borrowing arrangements, providing for no more than ten percent (10%) recourse liability by the Sellers under such arrangements, (C) contingent liabilities arising out of the Sellers’ recourse sales to others of the rights to service mortgage loans the aggregate principal amount of which (for which such recourse liability remains in effect) on any day does not exceed an amount equal to ten percent (10%) of the aggregate principal amount of Mortgage Loans serviced by the Sellers on that day and (D) under the Seller’s existing contingent liabilities described on Exhibit XII hereto.

(bb)        Underwriting Guidelines. The Sellers shall notify the Buyer of all material changes to the Underwriting Guidelines, quarterly, and shall deliver to the Buyer all material and nonmaterial changed pages to the Underwriting Guidelines quarterly.

(cc)	Reserved.

(dd)        Permitted Debt. The Sellers shall not incur, permit to exist or commit to incur any Indebtedness that has not been approved by the Buyer in writing in advance, except the following (collectively, the “Permitted Debt”):

(i)	Obligations hereunder;

(ii)  liabilities for accounts payable, non-capitalized equipment or operating leases and similar liabilities incurred in the ordinary course of business;

(iii)	the Indebtedness described on Exhibit XII;
(iv)	Qualified Subordinated Debt;

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(v)   other Indebtedness of any Seller approved in writing by the Buyer (Buyer shall have no obligation to approve any such Indebtedness, and Buyer may approve or disapprove it in Buyer’s sole and absolute discretion);

(vi) Indebtedness under warehousing, repurchase or other mortgage-related asset agreements to finance the Sellers’ inventory of Mortgage Loans;

(vii)	Indebtedness between Sellers that is unsecured;

(viii)               Indebtedness secured by MBSs rated by at least one Rating Agency;

(ix)	Indebtedness secured by rated portions of MBSs;

(x)   Indebtedness supporting trust preferred stock, provided that such Indebtedness shall not exceed 75% of such Sellers Adjusted Tangible Net Worth;

(xi)	additional Indebtedness not to exceed $20,000,000 in the aggregate;

(xii)  debt securities issued by HB Corp. convertible into common stock, of up to Two Hundred Million Dollars ($200,000,000), so long as such convertible debt is unsecured and does not mature until ninety (90) days or more after the Termination Date, and its indenture contains subordination provisions approved by the Buyer subordinating such convertible debt in right of payment to the Transactions hereof and imposes covenants and conditions that are no more restrictive or onerous than HB Corp.’s covenants and conditions under this Repurchase Agreement; and

(xiii)               Indebtedness of any Seller owed to an Affiliate, so long as such inter-company Indebtedness is subordinated in form and substance acceptable to the Buyer including, in each case, Guarantees by either Seller of Permitted Debt provided that such Guarantee otherwise qualifies as Permitted Debt.

(ee)        Notice of Defaults under Indentures. The Sellers shall after receipt of actual knowledge give written notice to the Agent promptly, and in no event later than five (5) days, after the occurrence of (i) any Event of Default, (ii) any principal payment default, (iii) any interest or premium payment default or (iv) any performance default or breach of any covenant other than default in the payment of principal, interest or premium, under the trust indenture related to (x) the Qualified Trust Preferred Securities issued by any Capital Trust Entity or (y) any issue of HB Corp. debt convertible into HB Corp. common stock.

(ff)         Maintain REIT Status. HB Corp. shall at all times maintain its status as a REIT, unless otherwise approved by the Buyer.

(gg)        Maintain Listing. HB Corp. shall at all times maintain its listing on the New York Stock Exchange or NASDAQ unless the Buyer consents otherwise in writing.

(hh)        Use of Purchase Price. The Sellers shall use the Purchase Price solely for the general purpose of financing the Sellers’ one-to-four family mortgage lending operations,

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one-to-four family mortgage servicing operations (servicing Mortgage Loans pursuant to a Takeout Commitment) and related businesses.

SECTION 13.	EVENTS OF DEFAULT

Section 13.01   Events of Default. If any of the following events (each an “Event of Default”) occur, the Buyer shall have the rights set forth in Section 14, as applicable:

(a)          Payment Failure. Any Seller shall default under this Repurchase Agreement in the payment of (i) a Margin Call; (ii) any Price Differential or Repurchase Price which has become due, on a Payment Date, a Principal Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms hereof, or (iii) Expenses, Obligations or any other sum, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise;

(b)          Breach of Financial Representation or Covenant. The failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to any Seller contained in Sections 12(a), (i), (j), (k), (r), (s), (t), (u), (v), (w), (x), (z), (aa) or (dd); or

(c)          Breach of Non-Financial Representation. Any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller, or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of any Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule I, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Mortgage Loans; unless (i) any Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d)          Breach of Other Covenant. Any Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, such failure to observe or perform shall continue unremedied for a period of 30 days; or

(e)          Judgment. Any money judgment, writ or warrant of attachment or similar process involving (i) any Seller in excess of $5,000,000 in the aggregate or (ii) any Seller in excess of $5,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against any Seller or any of their assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(f)           Insolvency. An Event of Insolvency shall have occurred with respect to any Seller; or

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(g)          Enforceability. (i) Any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or (ii) any Lien granted pursuant thereto shall fail to be perfected and of first priority, or (iii) any Person (other than the Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto which has not been dismissed or otherwise addressed in a manner acceptable to the Buyer or otherwise waived as an Event of Default by the Buyer within three (3) Business Days of the date such Lien was first contested, or (iv) any party thereto (other than the Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(h)          Security Interest. Any Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien (i) in favor of the Buyer or (ii) on any Interest Rate Protection Agreement); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(i)           Cross-Default. Any Seller or any of their Affiliates shall be in default under (i) any Indebtedness, in excess of $5,000,000 individually or in the aggregate, of any Seller or of any of their Affiliates which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract, in excess of $5,000,000 individually or in the aggregate, to which any Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or

(j)           Going Concern. Any Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller as a “going concern” or reference of similar import; or

(k)          Change in Control. A Change in Control shall have occurred unless the Buyer consents in writing; or

(l)           Inability to Perform. An officer of a Seller shall admit its inability to, or its intention not to, perform any of Seller’s Obligations hereunder or under any other Repurchase Document;

(m)         REIT Status. The failure of HB Corp. to at any time continue to be (i) qualified as and “publicly traded” as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by HB Corp. of any material “prohibited transactions” as defined in Sections 857(b)(6) of the Code unless approved in writing by the Buyer;

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(n)          Servicing Portfolio. The cancellation for cause, as permitted under the applicable Servicing Agreements, of 10% or more of any Seller’s portfolio of servicing rights by one or more Takeout Investors.

Section 13.02  Termination Event. (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i)      any Material Adverse Effect shall occur, in each case as determined by the Buyer in its sole good faith determination, or any other condition shall exist which, in the Buyer’s sole good faith determination, constitutes a material impairment of any Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

(b)          Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Mortgage Loans subject to Transactions outstanding hereunder at the Repurchase Price within 30 days following receipt of a request therefor from the Buyer following the occurrence of a Termination Event.

SECTION 14.	REMEDIES

(a)          If an Event of Default occurs with respect to any Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i)      At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Sellers), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Act of Insolvency of any Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii)     If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)         each Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by any Seller hereunder;

(B)         to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed

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exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)         all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers.

(iii)   Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of any Seller or any third party acting for any Seller and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv)    At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event any Seller has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by any Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Asset Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by any Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with a Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of any Seller to the Buyer or its Affiliates.

(v)     Each Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of

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Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)   The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)          Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iv) of this Section) at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)          Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses the Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) the Sellers might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)          To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Seller become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post Default Rate.

SECTION 15.	INDEMNIFICATION AND EXPENSES; RECOURSE

(a)          The Sellers agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that,

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in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)          The Sellers agree to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 26 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 26 hereof.

(c)          The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

SECTION 16.	SERVICING

(a)          The Sellers shall cause the Servicer to service the Mortgage Loans consistent with the degree of skill and care customarily required with respect to similar Mortgage Loans owned or managed by it and in accordance with all applicable industry standards. The Sellers shall cause the Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.

(b)          The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

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(c)          The Sellers shall cause the Servicer to deposit all collections received by the Servicer on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d)          Upon the occurrence of a Default or Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cause the Servicer to cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(e)          If the Servicer should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Servicer’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

SECTION 17.	SINGLE AGREEMENT

Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18.	SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by any Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of any Seller. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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SECTION 19.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 20.	ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21.	NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Sellers without the prior written consent of the Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement.

Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; provided, however that Buyer, as agent for the Sellers, shall maintain, for review by the Sellers upon written request, a register of assignees (the “Register”) and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; and provided, further, that there shall not be more than five (5) “Buyers” hereunder at any one time. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase

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Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 7, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 7 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of its subsidiaries or to any aspect of the transactions that has been furnished to the buyer by or on behalf of the Sellers or any of its subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this agreement in favor of any Federal Reserve Bank in accordance with regulation a of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this agreement, the parties hereto agree to negotiate in good faith an amendment to this agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22.	TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

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SECTION 23.	GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE MANDATORY APPLICABLE LAW PROVISIONS FO THE UNIFORM COMMERCIAL CODE PROVIDE FOR APPLICATION OF THE LAWS OF ANOTHER JURISDICTION TO APPLY TO THE PERFECTION, EFFECT OF NON PERFECTION OR PRIORITY OF SECURITY INTERESTS.

SECTION 24.	SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)      SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)     CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)   AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v)     THE BUYER AND THE SELLERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

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ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25.	NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26.	DUE DILIGENCE

The Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Sellers, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but no less than three (3) Business Day’s) prior notice unless an Event of Default shall have occurred or Buyer has a good faith belief that an Event of Default shall occur, in which case no notice is required, to the Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 26 (“Due Diligence Costs”).

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SECTION 27.	BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)          The Sellers hereby irrevocably constitute and appoint the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Sellers and in the name of the Sellers or in its own name, from time to time in the Buyer’s discretion (which the Buyer shall only exercise during the continuance of an Event of Default), for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Sellers hereby give the Buyer the power and right, on behalf of the Sellers, without assent by, but with notice to, the Sellers, if an Event of Default shall have occurred and be continuing, to do the following:

(i)      in the name of the Sellers, or in their own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)     to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)   (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Sellers with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and any Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Sellers might do.

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(b)          The Sellers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c)          The Sellers also authorize the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d)          The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 28.	MISCELLANEOUS

(a)          Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b)          Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c)	Acknowledgment. The Sellers hereby acknowledge that:

(i)      it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii)	the Buyer has no fiduciary relationship to the Sellers; and
(iii)	no joint venture exists between the Buyer and the Sellers.

(d)          Documents Mutually Drafted. The Sellers and the Buyer agree that this Repurchase Agreement each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 29.	CONFIDENTIALITY

The Buyer and the Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in

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working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. The provisions set forth in this Section 29 shall survive the termination of this Repurchase Agreement.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

SECTION 30.	INTENT

(a)          The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the USC.

(b)          It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)          The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or

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“covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)          This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

SECTION 31.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)          in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 32.	CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 33.	AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule II are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 34.	TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the Sellers in the absence of a Default by the Sellers.

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All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 35.	ACKNOWLEDGEMENT OF ANTI PREDATORY LENDING PRACTICES

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 36.	GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)          references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)          the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f)           the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)          all times specified herein or in any other Repurchase Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)          all references herein or in any Repurchase Document to "good faith" means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

SECTION 37.	JOINT AND SEVERAL

Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of each Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of

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any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against any Seller, Buyer may, but shall be under no obligation to, pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

JPMORGAN CHASE BANK, N.A.

By: /s/ JONATHAN P. DAVIS

Title: Jonathan P. Davis

Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.

270 Park Avenue

10th Floor

New York, New York 10017

Attention: Jonathan Davis

Telecopier No.: (917) 464-0854

Telephone No.: (212) 834-3850

USActive 5512618.10

SELLERS:

HOMEBANC CORP.

By:  /s/ JAMES L. KRAKAU

Title: Senior Vice President and Treasurer

Address for Notices:

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

Attention: James L. Krakau; Senior Vice President & Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

HOMEBANC MORTGAGE CORPORATION

By:  /s/ JAMES L. KRAKAU

Title: Senior Vice President and Treasurer

Address for Notices:

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

Attention: James L. Krakau; Senior Vice President & Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

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SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Sellers represent and warrant to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of any Seller’s knowledge, if it is discovered by the Sellers or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding any Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)          Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b)          Payments Current. Except with respect to Delinquent Mortgage Loans, all payments required to be made up to the close of business on the closing date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)          No Outstanding Charges. There are no delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property. The Sellers have not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and/or interest;

(d)          Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been

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executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the PMI Policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e)          No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor of any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)           Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Sellers as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the least of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Sellers, their successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Sellers. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Sellers have not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other

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unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers;

(g)          Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Sellers shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements;

(h)          No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. The Sellers have not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Sellers waived any default resulting from any action or inaction by the Mortgagor;

(i)           Valid First Lien or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i)      the lien of current real property taxes and assessments not yet due and payable;

(ii)     covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii)   other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

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(iv)    with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Sellers have full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(j)           Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Sellers have reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of any Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed;

(k)          Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(l)           Ownership. Any Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement;

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(m)         Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state;

(n)          Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Sellers, their successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c), and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Sellers, their successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Sellers, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers;

(o)          No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Sellers have not waived any default, breach, violation or event of acceleration;

(p)          No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law

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could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(q)          Location of Improvements; No Encroachments. Unless otherwise affirmatively insured by a lender’s title insurance policy, all improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgage Property is in violation of any applicable zoning law or regulation;

(r)           Origination. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Other than with respect to an Option ARM, principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. Other than with respect to an Option ARM, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans, are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. Other than with respect to an Option ARM, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

(s)           Payment Provisions.   The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, in the case of an Adjustable Rate Mortgage Loan, are changed on each Interest Rate Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. Other than with respect to an Option ARM, the Mortgage Note does not permit negative amortization;

(t)           Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good

USActive 5512618.10	Sch. 1-6

and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(u)          Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the Sellers with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Sellers and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Sellers have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Sellers for any work on a Mortgaged Property which has not been completed. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(v)          Mortgaged Property Undamaged. The Mortgaged Property is free of damage by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty and waste, and there is no proceeding pending for the total or partial condemnation thereof;

(w)         Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. The Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Sellers and the Sellers have no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(x)          Conformance with Underwriting Standards. Underlying the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated;

(y)          No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

(z)          Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of Fannie Mae and Freddie Mac and was made

USActive 5512618.10	Sch. 1-7

and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Sellers, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(aa)        Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(bb)        No Buydown Provisions; No Graduated Payments or Contingent Interests. No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Sellers, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(cc)        Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to refinanced mortgage loans, and such statement is and will remain in the Mortgage File;

(dd)        No Construction Loans. No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(ee)        Acceptable Investment. The Sellers have no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(ff)         LTV, PMI Policy. No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of 100%. No Non-Owner Occupied Mortgage Loan has an LTV or CLTV of greater than 90%. No Option ARM has an LTV or CLTV of greater than 95% Each Mortgage Loan with an LTV at origination in excess of 80% is and will be subject to a PMI Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by Fannie Mae. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.

USActive 5512618.10	Sch. 1-8

Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium;

(gg)        Capitalization of Interest. Other than with respect to an Option ARM, the Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh)        No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Sellers have not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii)          Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Sellers or any Affiliate or correspondent of Sellers, except in connection with a refinanced Mortgage Loan.

(jj)          Origination Date. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.

(kk)        No Exception. The Custodian has not noted any material exceptions on an Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ll)          Occupancy of Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(mm)     No Misrepresentation or Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(nn)        Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(oo)        Consolidated Future Advances. Any principal advances made to the Mortgagor prior to the cut-off date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title

USActive 5512618.10	Sch. 1-9

evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(pp)	No Balloon Payment. No Mortgage Loan has a balloon payment feature;

(qq)        Condominiums/ Planned Unit Developments. If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects;

(rr)         Downpayment. The source of the down payment with respect to each Mortgage Loan has been fully verified by the Sellers;

(ss)         Calculation of Interest. Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(tt)          Environmental Matters. The Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither the Sellers nor, to any Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Sellers are aware in which compliance with any environmental law, rule or regulation is an issue;

(uu)        Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan.

(vv)        Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property or subject to a Ground Lease located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes;

(ww)     Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgage thereunder;

USActive 5512618.10	Sch. 1-10

(xx)        Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified the Sellers, and the Sellers have no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(yy)        No Denial of Insurance. No action, inaction, or event has occurred and no state of exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Sellers or any designee of the Sellers or any corporation in which the Sellers or any officer, director, or employee had a financial interest at the time of placement of such insurance. The Sellers have caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer;

(zz)        Flood Certification Contract. The Sellers have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer;

(aaa)      Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Sellers, or is in the process of being recorded;

(bbb)     Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan and held in any Seller’s name.

(ccc)      Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ddd)     Other Encumbrances. To the best of any Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(eee)      Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Exception Report delivered to the Custodian and Buyer.

(fff)        Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

USActive 5512618.10	Sch. 1-11

(ggg)     Prepayment Penalty. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Sellers, and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(hhh)     Servicing Practices.   Each Mortgage Loan has been serviced in all material respects in compliance with those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and

(iii)         Single-Premium Credit Life Insurance.        None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(jjj)        Ground Leases. With respect to each Mortgage Loan, for which the related Mortgaged Property is subject to a Ground Lease:

(i)      The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage, does not restrict the use of the Mortgaged Property by the lessee or its successors and assigns in a manner that would adversely affect the security provided by the related Mortgage, and there has not been a material change in the terms of the Ground Lease since its recordation, with the exception of written instruments which are part of the related Mortgage File;

(ii)     The Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related ground lessor’s related fee interest; and

(iii)   The Ground Lease either (i) has a term which extends not less than five years beyond the maturity date of the related Mortgage Loan or (ii) grants the lessee the option to extend the term of the lease for a period (in the aggregate) which exceeds five years beyond the maturity date of the related Mortgage Loan.

(kkk)     Second Lien Balance. No Second Lien Mortgage Loan has an outstanding principal balance in excess of $350,000.

USActive 5512618.10	Sch. 1-12

SCHEDULE II

AUTHORIZED REPRESENTATIVES

HOMEBANC CORP. NOTICES

Name: James L. Krakau	Address: 2002 Summit Boulevard Suite 100 Atlanta, Georgia 30319
Title: Senior Vice President and Treasurer
Telephone: 404-459-7720
Facsimile: 404-705-7915

HOMEBANC CORP. AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HomeBanc Corp. under this Repurchase Agreement:

Name	Title	Signature

HOMEBANC MORTGAGE CORPORATION NOTICES

Name: James L. Krakau	Address: 2002 Summit Boulevard Suite 100 Atlanta, Georgia 30319
Title: Senior Vice President and Treasurer
Telephone: 404-459-7720
Facsimile: 404-705-7915

HOMEBANC MORTGAGE CORPORATION AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HomeBanc Mortgage Corporation under this Repurchase Agreement:

Name	Title	Signature

USActive 5512618.10	Sch. 2-1

BUYER NOTICES

Name: Jonathan Davis	Address: JPMorgan Chase Bank, National Association 270 Park Avenue 10th Floor New York, New York 10017
Title: Vice President
Telephone: (212) 834-3850
Facsimile: (917) 464-0854

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Repurchase Agreement:

Name	Title	Signature
Jonathan Davis Brian Simons Mark Catalano	Vice President Vice President Vice President

USActive 5512618.10	Sch. 2-2

USActive 5512618.10	Exh. XIII-1